SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                          Travel Ports of America, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                           ($.01 per value per share)
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   894167105
-----------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


      (Continued on following pages)




                                Page 1 of 7 Pages

CUSIP No. 894167105                 13G            Page 2 of 7 Pages
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     OppenheimerFunds, Inc.
     I.R.S. No. 13-2527171
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             A
                                                               ----

                                                                            B  X
                                                               ----
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Colorado
--------------------------------------------------------------------------------
NUMBER OF        5   SOLE VOTING POWER: 0
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6   SHARED VOTING POWER: 0
OWNED BY         ---------------------------------------------------------------
EACH             7   SOLE DISPOSITIVE POWER: 0
REPORTING        ---------------------------------------------------------------
PERSONAL         8   SHARED DISPOSITIVE POWER: 0
WITH             ---------------------------------------------------------------
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IV
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 894167105                  13G               Page 3 of 7 Pages
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Oppenheimer Convertible Securities Fund
     I.R.S. No. 16-6289311
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             A
                                                               ----

                                                                            B  X
                                                               ----
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
NUMBER OF        5   SOLE VOTING POWER: 0
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6   SHARED VOTING POWER: 0
OWNED BY         ---------------------------------------------------------------
EACH             7   SOLE DISPOSITIVE POWER: 0
REPORTING        ---------------------------------------------------------------
PERSONAL         8   SHARED DISPOSITIVE POWER: 0
WITH             ---------------------------------------------------------------
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IV
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 3 of 7 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Item 1(a)       Name of Issuer: Travel Ports of America, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                   3495 Winton Place
                   Building C
                   Rochester, New York 14623

Item 2(a)       Name of Person Filing: OppenheimerFunds, Inc.

Item 2(b)       Address of Principal Business Office:
                    Two World Trade Center, Suite 3400
                    New York, New York 10048-0203

Item 2(c)       Citizenship: Inapplicable

Item 2(d)       Title of Class of Securities:
                Common Stock

Item 2(e)       CUSIP Number: 894167105

Item 3(e)        X   Investment Adviser registered under Section 203 of the
                ---  Investment Advisers Act of 1940

Item 4(a)       Amount Beneficially Owned: 0 shares

Item 4(b)       Percent of Class: 0%

Item 4(c)(i)    Sole Power to vote or to direct the vote - 0

Item 4(c)(ii)   Shared power to vote or to direct the vote - 0

Item 4(c)(iii)  Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv)   Shared power to dispose or to direct the disposition of -
                0 shares



                                Page 4 of 7 Pages

Item 5          Ownership to Five Percent or Less of a Class:
                --------------------------------------------
                If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: X

Item 6          Ownership  of More than Five  Percent  on Behalf of  Another
                Person:
                ------------------------------------------------------------


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:
                --------------------------------------------------------------
                Inapplicable

Item 8          Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Inapplicable

Item 9          Notice of Dissolution of Group:
                ------------------------------
                Inapplicable

Item 10         Certification:
                -------------
                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE       After  reasonable  inquiry and to the best of my  knowledge  and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 8, 1999

               /s/ Merryl Hoffman
Signature:     ______________________________________

Name/Title:    Merryl Hoffman, Vice President



                                Page 5 of 7 Pages

                                  EXHIBIT
                                  -------


     The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G being filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Travel Ports of America, Inc., is filed on behalf of the undersigned.

Dated: July 8, 1999

                        Oppenheimer Convertible Securities Fund



                               /s/ Robert G. Zack
                    By:______________________________________

                             Robert G. Zack
                               Assistant Secretary



                           Page 7 of 7 Pages